Blackboard Inc. Expands Board and Announces New Appointments

Washington, DC – April 23, 2007 – Blackboard Inc. (NASDAQ: BBBB) announced today that it has expanded the number of directors permitted to serve on the board to nine people and appointed Joseph L. Cowan, Thomas Kalinske and Beth Kaplan, to the company’s Board of Directors.

“Today, we have enhanced our board of directors significantly with the addition of three executives with significant operational and financial expertise,” said Matthew Pittinsky, chairman and co-founder of Blackboard Inc. “I am pleased to welcome Joe, Tom and Beth to the board.”

E. Rogers Novak, managing member of Novak Biddle Venture Partners and chairman of the Nominating and Governance Committee of the Blackboard board of directors, said, “The board and Blackboard management identified areas of expertise and qualifications that would improve our effectiveness, and made it a priority to add directors with strong financial and general management, especially from the software and education industries. Our new directors are very accomplished individuals with the highest integrity. They will provide Blackboard’s senior management team with additional resources to assist in shaping and executing the company’s strategy.”

New Board Member Profiles

Joseph L. Cowan
Joseph L. Cowan brings to Blackboard a proven track record of working with enterprise software companies with broad product portfolios and global operations. Mr. Cowan currently serves as chief executive officer of Interwoven (NASDAQ: IWOV). Recently, Cowan served as chief executive officer of Manugistics Group, Inc. a leading global provider of demand and supply chain management solutions. Prior to joining Manugistics, Cowan was president and chief executive officer at EXE Technologies. Previously, Cowan has also held management positions at Invensys, Texas Instruments, Eurotherm Corp and Monsanto. Mr. Cowan received a MS in electrical engineering from Arizona State University and holds a BS in electrical engineering from Auburn University.

Thomas Kalinske

Thomas Kalinske currently serves as vice chairman of the board of Leapfrog Enterprises Inc. (NYSE:LF) and has served as a director of Leapfrog since 1997. From September 1997 to July 2006, Mr. Kalinske served as CEO of Leapfrog and was the Chairman of the board of directors of Leapfrog from September 1997 to February 2004. Mr. Kalinske served as the president of Knowledge Universe LLC (now renamed Krest LLC) , a private company focused on building leading companies in areas relating to education, technology and career management and the improvement of individual and corporate performance. From 1990 to 1996, he served as president and chief executive officer of Sega of America. From 1987 to 1990, he was president and chief executive officer of the Universal Matchbox Group. From 1985 to 1987, he served as president and co-chief executive officer of Mattel, Inc. Mr. Kalinske served in other senior management positions at Mattel from 1972 to 1985. Mr. Kalinske is a past board member of the National Education Association Foundation for the Improvement of Education and of the RAND Education Board. Mr. Kalinske received a BS degree from the University of Wisconsin and a MBA degree from the University of Arizona.

Beth Kaplan

Beth Kaplan heads Axcel Partners, a Baltimore-based venture capital firm she helped found in 2001. Ms. Kaplan has been responsible for brand management and marketing for several of the nation’s leading retailers and consumer products during her career. She was executive vice president and general manager for Bath & Body Works, a division of Limited Brands, where she pioneered the development of 64 beauty specialty stores. She also served as senior executive vice president of marketing and merchandising at Rite Aid Drugstores. Between 1994 and 1996, she was president and general manager of Noxell, the cosmetics division of Procter & Gamble that included the Cover Girl and Max Factor brands. She also served as a general manager of several brands under the Procter & Gamble food division. Kaplan holds an undergraduate degree in economics and an MBA from The Wharton School at the University of Pennsylvania where she is a member of the board of overseers. Ms. Kaplan previously served as a director of Blackboard from July 2000 to August 2001.

Other Blackboard board members, including Matthew Pittinsky, chairman of Blackboard Inc.; Michael L. Chasen, president and chief executive officer of Blackboard Inc.; Frank R. Gatti, chief financial officer of Educational Testing Service; E. Rogers Novak, co-founder of Novak Biddle Venture Partners; William Raduchel; and Dr. Arthur Levine, president of The Woodrow Wilson Foundation.

About Blackboard Inc.
Blackboard Inc. is a leading provider of enterprise software applications and related services to the education industry. Founded in 1997, Blackboard enables educational innovations everywhere by connecting people and technology. Millions of people use Blackboard everyday at academic institutions around the globe, including colleges, universities, K-12 schools and other education providers, as well as textbook publishers and student-focused merchants that serve education providers and their students.  Blackboard is headquartered in Washington, D.C., with offices in North America, Europe, Australia and Asia.

Blackboard
Educate. Innovate. Everywhere.™

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